Exhibit 10.41
Daybreak Oil and Gas, Inc.
601 West Main Ave    Suite 1017                Spokane, WA   99201
Off: (509) 232-7674                            Fax: (509) 455-8483

OFFICE LEASE AGREEMENT

BETWEEN:  TERRANCE J. DUNNE & ASSOCIATES INC. (The Tenant)

AND

DAYBREAK OIL AND GAS, INC. (The Subtenant)

WHEREAS, the Tenant leases a total of 3,136 rentable square feet from Joshua Green Corporation (The Landlord) pursuant to a Lease Renewal and Modification Agreement for the term commencing on May 1, 2007 and ending on April 30, 2008;

AND WHEREAS, the Subtenant has agreed to sublease from the Tenant certain offices and storage space from the Tenant consisting of approximately 1,000 square feet plus use of common area (Schedule “B”).

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Term

The term of this Agreement shall commence on the first day of May 2007 and shall be on a month to month basis. This Agreement may be extended upon agreement by both parties.

2.	Rent

The Subtenant shall pay to the Tenant $1,250.00 on the first day of each month during the term of this Agreement. If this Agreement is extended the rent shall be modified in accordance with Schedule “C”.

3.	Mutual Covenants

The Tenant agrees to comply with the terms and conditions of the Lease Renewal and Modification Agreement and to pay the rent to the Landlord in the amounts and at the times as stipulated therein and to refrain from such acts as would cause the Landlord to terminate the Lease.

The Subtenant agrees to conduct its’ business and affairs in such manner so as to comply with the terms and conditions of Lease Agreement dated February 1, 2002 between the Tenant and the Landlord as amended or renewed.

4.	Waiver

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

5.	Complete Agreement

No supplement, modification or amendment of the Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations.

6.	General Provisions

a.
This Agreement shall in all respects be interpreted, enforced and governed under the laws of State of Washington. The language and all parts of this Agreement shall be in all cases construed as a whole and not strictly for or against any individual party.

b.
Any dispute arising under in any way related to this agreement shall be submitted to binding arbitration by the American Arbitration Association in accordance with the Association’s commercial rules then in effect. The arbitration may be conducted in person, by telephone or online as agreed by all parties. The arbitration shall be binding on the parties and the arbitration award may be confirmed by ant court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective the 1st day of May 2007.

Daybreak Oil and Gas, Inc.	Terrence J. Dunne & Associates

/s/ Thomas C. Kilbourne	/s/ Terrence J. Dunne
Thomas C. Kilbourne, Treasurer	Terrence J. Dunne
Title

Date: 5/01/07	Date: 5/01/07